AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 2004

                              REGISTRATION NO. 333-
      ====================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 CANDIE'S, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

        Delaware                                           11-2481903
-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation)

                              215 West 40th Street
                            New York, New York 10018
                                 (212) 730-0030
--------------------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                       Neil Cole, Chief Executive Officer
                                 Candie's, Inc.
                              215 West 40th Street
                            New York, New York 10018
                                 (212) 730-0030
               ---------------------------------------------------
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

                             Robert J. Mittman, Esq.
                                Ethan Seer, Esq.
                                 Blank Rome LLP
                              405 Lexington Avenue
                            New York, New York 10174
                             Telephone (212 885-5000
                            Facsimile: (212) 885-5001

Approximate date of proposed commencement of sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [-]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               Calculation of Fee

----------------------------- ------------------- --------------------------- --------------------------- -------------------
Title of each class of        Amount to be        Proposed maximum            Proposed maximum            Amount of
securities to be registered   registered          aggregate price per unit    aggregate offering price    registration fee
----------------------------- ------------------- --------------------------- --------------------------- -------------------
Common Stock $.001            1,000,000 (3)       $    2.67  (4)              $ 2,670,000  (4)            $   338.29
par value (1)(2)
----------------------------- ------------------- --------------------------- --------------------------- -------------------

(1)      Represents shares to be sold by the selling stockholders.

(2) Includes preferred share purchase rights. Prior to the occurrence of certain events, the preferred share purchase rights will not be evidenced separately from the Common Stock.

(3) Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered such additional shares as may be offered or issued to the selling stockholders to prevent dilution resulting from stock dividends, stock splits or similar transactions.

(4) Estimated solely for purpose of calculating the registration fee. Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, the registration fee has been calculated based upon the average of the high and low prices, as reported by Nasdaq, for the registrant's Common Stock as of June 15, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                                 CANDIE'S, INC.

                        1,000,000 shares of Common Stock

         The selling stockholders listed on page 9 of this prospectus are offering for resale up to 1,000,000 shares of common stock beneficially owned by them. The common stock may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the "Plan of Distribution".

         We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

         Our common stock is listed on the Nasdaq National Market under the symbol "CAND" On June 17, 2004, the last sale price of our common stock as reported by Nasdaq was $2.88 per share.

         Investing in our common stock involves a high degree of risk. For more information, see "Risk Factors" beginning on page 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                 The date of this prospectus is __________, 2004

                                Table of Contents

                                                                            Page

Forward-looking Statements....................................................3
The Company...................................................................3
Risk Factors..................................................................3
Use of Proceeds...............................................................9
Selling Stockholders..........................................................9
Plan of Distribution..........................................................10
Legal Matters.................................................................12
Experts.......................................................................12
Where You Can Find More Information...........................................12
Incorporation of Certain Documents by Reference...............................13

                           Forward-looking Statements

         Certain statements in this Registration Statement or the documents incorporated by reference in this Registration Statement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Candie's, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those set forth under the caption "Risk Factors." The words "believe," "expect," "anticipate," "intend," and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which speak only as of the date of the statement was made. Candie's undertakes no obligation to update any forward-looking statement.

                                   The Company

         Candie's is in the business of licensing the CANDIE'S(R) and BONGO(R) names on a variety of young women's footwear, apparel and fashion products, and is a leading designer, distributor and marketer of jeans wear under the BONGO brand through its wholly owned subsidiary, Unzipped Apparel, LLC, referred to as Unzipped. Through its wholly owned subsidiary, Bright Star Footwear, LLC, Candie's arranges for the manufacture of private label men's footwear products for mass market and discount retailers.

         On June 9, 2004, Candie's entered into an agreement with TKO Apparel Licensing, Inc. ("TKO") under which TKO has agreed to purchase all of the membership interests in Unzipped from Candie's on or before February 1, 2005 for a purchase price based upon the tangible net worth of Unzipped at the closing. Candie's also entered into a long-term licensing agreement with TKO, which will commence on August 2, 2004, pursuant to which TKO, through Unzipped, will sell design, manufacture and sell BONGO jeans throughout the United States.

         Candie's was incorporated under the laws of the State of Delaware in 1978. Its principal executive offices are located at 215 West 40th Street, New York, New York 10018, and its telephone number is (212) 730-0300.

         Unless the context requires otherwise, reference in this prospectus to "we", "us" ,"our", "Candie's", or "Company" refers to Candie's, Inc. and its subsidiaries.

                                  Risk Factors

         We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations. The following highlights some of the factors that have affected, and in the future could affect, our operations.

We have incurred losses during recent fiscal years and future losses could negatively affect our cash flows and business operations.

         In the fiscal year ended January 31, 2004, we sustained net losses of $
11.3 million, and net losses of $3.9 million, $2.3 million and $8.2 million during our fiscal years ended January 31, 2003, 2002 and 2001, respectively. We cannot guarantee that we will not incur losses in the future.

We are no longer engaged in the design, manufacture, distribution or sale of CANDIE'S or BONGO branded footwear products, and commencing in August 2004, we will no longer be engaged in the design, manufacture, distribution or sale of BONGO branded jeans wear in the United States and, consequently, our revenues are, or will be, dependent on the success of certain licensees of those rights.

         Although the licensing agreement for our CANDIE'S and BONGO branded footwear and the licensing agreement with TKO for the BONGO branded jeans wear required the advance payment to us of certain fees and provide for certain guaranteed minimum royalty payments to us, the failure by the licensees to satisfy their obligations under the agreements may result in the termination of the license agreements. Moreover, during the terms of the license agreements, we will be substantially dependent upon the abilities of the licensees to maintain the quality, marketability and consumer recognition of footwear products bearing the CANDIE'S and BONGO brands and jeans wear bearing the BONGO brand. In addition, failure by the licensees to meet their production, manufacturing or distribution requirements with respect to the CANDIE'S or BONGO branded footwear products or BONGO branded jeans wear products could negatively impact their sales and resulting royalty payments to us which, in turn would materially adversely affect our revenues and business operations. Moreover, the failure by licensees to meet their financial obligations to us could jeopardize our ability to meet the debt service coverage ratio in connection with our asset-backed notes, which were issued by one of our subsidiaries. This would give the note holders the right to foreclose on our trademarks, which are the security for the debt, and which are our principal assets.

Our business is dependent on continued market acceptance of our products, the products of our licensees that bear our trademarks, and of the CANDIE'S and BONGO trademarks.

         Our ability to achieve continued market acceptance of our existing products, products of our licensees utilizing the CANDIE'S and BONGO trademarks and any future products that may be offered by us or by our licensees that bear our trademarks, is subject to a high degree of uncertainty. Our ability, or the ability of our licensees, to achieve market acceptance of these products by new customers or continued market acceptance by existing or past customers will require substantial additional marketing efforts and the expenditure of significant funds by us to create a demand for such products. Moreover, additional marketing efforts and expenditures may not result in either increased market acceptance of our products or the products of our licensees or increased sales of such products. We are materially dependent on the sale of products bearing the CANDIE'S and BONGO trademarks, including products designed, produced and distributed by our licensees, for a significant portion of our revenues. A failure of our CANDIE'S or BONGO trademarks or products to achieve or maintain market acceptance could reduce our sales and licensing revenues, thereby negatively impacting cash flows.

We had a working capital deficit at April 30, 2004, have incurred a substantial amount of indebtedness, and to the extent that cash flow from our continuing operations is insufficient to meet the our debt obligations, we may be required to seek additional financing to satisfy our obligations.

         With respect to the operations of Unzipped, there was outstanding at June 16, 2004 approximately $9.3 million on a credit facility with GE Capital Commercial Services, Inc., referred to as either "GECCS", or "Lender". There is also approximately $20.5 million of principal and interest outstanding as of June 16, 2004 on seven-year asset backed notes issued by one of our subsidiaries in August 2002. In addition, in connection with our acquisition in April 2002 from Sweet Sportswear, Inc., referred to as "Sweet", of the remaining 50% interest in Unzipped that we did not already own, we issued to Sweet $11.0 million principal amount of senior subordinated notes. The principal amount of these notes has been reduced to approximately $8.4 million as a result of certain shortfalls in the net income of Unzipped that Sweet guaranteed under the terms of the agreement under which it manages Unzipped. These notes will mature in 2012. Moreover, we had a working capital deficit of approximately $2.9 million at April 30, 2004. In the event that projected cash flow or any borrowing availability under any credit facilities that may be available to us in the future, proves to be insufficient to satisfy our cash requirements, including our debt obligations, we may be required to seek additional funds through, among other means, public or private equity or debt financing, which may result in dilution to our stockholders. Our failure to obtain any required additional financing on terms acceptable to us, or at all, could result in the acceleration of the payment obligations of certain of our indebtedness that could materially adversely affect our business operations and financial position.

Unzipped is in default of certain covenants under its credit facility.

         Unzipped is in default of certain covenants under its credit facility with GECCS, including the tangible net worth covenant. Unzipped has not obtained a waiver for these defaults and there can be no assurance that it will be able to do so. As a result, GECCS could, in addition to other possible remedies, reduce the advance rates, cease advancing funds, or demand immediate repayment of the outstanding loan amount (which was approximately $10.3 million as of April 30, 2004), any of which could negatively impact the operations and financial condition of Unzipped. While we believe that it is unlikely that the Lender would accelerate Unzipped's obligations under the credit facility, however, if it did so and Unzipped could not immediately repay the existing loan balance, it could result in the Lender foreclosing on Unzipped's assets, among other remedies.

         In the event that the Lender forecloses on the credit facility with Unzipped, we believe, based on Unzipped's current financial condition, that Unzipped would have sufficient assets and net worth to allow the Lender to recoup its entire loan, although there can be no assurance that it will be able to do so. An acceleration of the Unzipped credit facility would impact the operating results and financial condition of Unzipped in the fiscal year ending January 31, 2005 (including a possible write-off or impairment of assets), which could result in a reduction in our consolidated revenues in Fiscal 2005. Sweet, the Manager of Unzipped, has guaranteed that Unzipped will have net income (as defined in the management agreement pursuant to which Sweet operates Unzipped), of no less than $1.7 million in Fiscal 2005, and we believe that this guarantee is enforceable even in the event of foreclosure or acceleration of the Unzipped credit facility. Additionally, Candie's, the parent of Unzipped, is not a signatory or a guarantor of the Unzipped credit facility and would not be liable for Unzipped's obligations thereunder, however, there is no assurance that disputes will not arise as to the enforceability of the guarantee and Candie's liability.

         Notwithstanding the foregoing, we believe, although there can be no assurance, that we have sufficient liquidity from revenues generated from our licensing and men's private label activity, which are separate from Unzipped, as well as from the additional borrowing obtained under the bond financing by our subsidiary, to satisfy our anticipated working capital requirements for the foreseeable future. In addition, in June 2004 we licensed the rights to Bongo jeans wear in the United States to a third party licensee, which is required to provide us with licensing revenues in connection with the signing of the licensing agreement. Unzipped currently has a royalty free non-exclusive sublicense for Bongo jeans wear.

A recession in the fashion industry or rapidly changing fashion trends could harm our operating results.

         The fashion industry is cyclical, with purchases of apparel and related goods tending to decline during recessionary periods when disposable income is low. A poor general economic climate could have a negative impact on our ability to compete for limited consumer resources. Moreover, our future success depends in substantial part on our ability to anticipate and respond to changing consumer demands and fashion trends in a timely manner. The footwear and wearing apparel industries are generally subject to constantly changing fashion trends, which is particularly so when the customer is junior, as is the targeted customer for both CANDIE's and BONGO. If we or our licensees misjudge the market for a particular product or product line, it may result in an increased inventory of unsold and outdated finished goods, which could increase our operating costs without a corresponding increase in revenues.

With respect to Unzipped and the BONGO jeans wear business, we currently rely on unaffiliated manufacturers and suppliers and our licensees may also rely on unaffiliated manufacturers and suppliers to produce for them the products sold under our trademarks and brand names and, therefore, we and our licensees may be subject to timing or production problems that are beyond our respective controls.

         We do not own or operate any manufacturing facilities. All of our BONGO jeans wear products are manufactured to our specifications by third party suppliers (either directly or through third party manufacturers on a subcontract basis). The manufacturers of our products have limited production capacity and may not, in all instances, have the capability to satisfy our manufacturing requirements. In such event, the capacity of alternative manufacturing sources may not be available to us on a cost effective basis. Accordingly, our dependence upon third parties for the manufacture of our products could have an adverse effect on our ability to deliver products on a timely and competitive basis and could have an adverse effect on our revenues and cash flows. Moreover, we operate under substantial time constraints which require us to have production orders in place at specified times in advance of our customers' retail selling seasons. If our suppliers fail to meet their delivery date requirements pursuant to purchase orders with us, we will be unable to meet our delivery date requirements pursuant to purchase orders with our customers. This could result in the cancellation of purchase orders both by us and our customers, having an adverse effect on our revenues and earnings.

         Some or all of our licensees face similar manufacturing risks with respect to products sold by them under our trademarks or brand names we license to them. If they are unable to deliver product timely, and risk cancellation of orders, it could affect their ability to generate revenues, and our ability to collect royalties, thereby adversely affecting our revenues and earnings.

We and our licensees are subject to risks and uncertainties of foreign manufacturing that could interrupt our operations or increase our operating costs.

          Substantially all of our products and the products sold by our licensees are manufactured overseas. We and our licensees are subject to various risks inherent in foreign manufacturing, including:

         - increased credit risks;
         - fluctuations in foreign currency exchange rates;
         - shipping delays; and
         - international political, regulatory and economic developments, all of which can have a significant impact on our operating costs and consequently, our earnings.

         We and our licensees import certain finished products and assume all risk of loss and damage once our suppliers ship these goods. If these goods are destroyed or damaged during shipment it could increase our operating costs and the operating costs of our licensees, and negatively impact our revenues as a result of the delays in delivering finished products to our customers or the customers of our licensees.

Because of the intense competition in our markets and the strength of our competitors, we and our licensees may not be able to continue to compete successfully.

         The footwear and apparel industries are extremely competitive in the United States and we and our licensees face intense and substantial competition for our product lines. In general, competitive factors include quality, price, style, name recognition and service. In addition, the presence in the marketplace of various fads and the limited availability of shelf space can affect competition. Many of our competitors have greater financial, distribution, marketing and other resources than we have and have achieved significant name recognition for their brand names. In addition, since we license our brands, our licensees need to achieve a higher margin to enable them to pay the royalty. As a result, we may not be able to continue to compete successfully in the market for our apparel products and, with respect to the licensing arrangements for CANDIES and BONGO footwear products and BONGO jeans wear, our licensees may be unable to successfully compete in the markets for such products.

We may not be able to protect our proprietary rights or avoid claims that we infringe on the proprietary rights of others.

         We own federal trademark registrations for CANDIE'S and BONGO, among others, and believe that our CANDIE'S trademark and our BONGO trademark have significant value and are important to the marketing of our products. To the extent that the CANDIE'S, BONGO or other trademarks owned or used by us are deemed to violate the proprietary rights of others, or in the event that these trademarks would not be upheld if challenged, we would, in either such event, be prevented from using the trademarks, which could have an adverse effect on us. In addition, we may not have the financial resources necessary to enforce or defend trademarks owned or used by us.

We are dependent upon our key executives and other personnel, whose loss would adversely impact our business.

         Our success is largely dependent upon the efforts of Neil Cole, our President, Chief Executive Officer and Chairman. Although we have entered into an employment agreement with Mr. Cole, expiring in January 2005, the loss of his services would have a material adverse effect on our business and prospects. Our success is also dependent upon our ability to hire and retain additional qualified management and marketing personnel in connection with the design, marketing and distribution of our products, as well as our ability to hire and retain financial and administrative personnel. We may not be able to hire or retain such necessary personnel, or may not have the financial resources to attract the kind of talent required for our business.

Provisions in our charter and share purchase rights plan may prevent an acquisition of Candie's.

         Certain provisions of our Certificate of Incorporation and our Share Purchase Rights Plan could have the effect, either alone or in combination with each other, of making more difficult, or discouraging an acquisition of our company deemed undesirable by our Board of Directors. Our Certificate of Incorporation provides for the issuance of up to 75,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of the date of this Prospectus there were approximately 27,100,000 shares of our common stock and no shares of preferred stock outstanding. Additional shares of our common stock and preferred stock are therefore available for future issuance without stockholder approval. The Share Purchase Rights Plan, commonly known as a "poison pill," states that, in the event than an individual or entity acquires 15% of the outstanding shares of our stockholders other than the acquirer may purchase additional shares of our common stock for a fixed price. The existence of authorized but un-issued capital stock, together with the existence of the Share Purchase Rights Plan, could have the effect of discouraging an acquisition of us.

We are subject to certain litigation that could harm us.

         We are currently a defendant in a breach of contract action commenced against us by one of our former buying agents that also supplied us with certain footwear. Our financial condition could be harmed if we were required to pay the monetary damages sought by the plaintiff.

We do not expect to pay dividends on our common stock.

         We have not paid any cash dividends on our common stock to date and do not expect to pay dividends for the foreseeable future.

The market price of our common stock may be volatile.

         The market price of our common stock may be highly volatile. Disclosures of, among other things, our operating results, announcements of various events by us or our competitors and the development and marketing of new products affecting our industry may cause the market price of our common stock to change significantly over short periods of time. Sales of shares under this prospectus may have a depressive effect on the market price of our common stock.

Future sales of shares of our common stock could affect the market price of our common stock and our ability to raise additional capital.

         We have previously issued a substantial number of shares of common stock, which are eligible for resale under Rule 144 of the Securities Act of 1933, and may become freely tradable. We have also registered a substantial number of shares of common stock that are issuable upon the exercise of options and warrants and have registered for resale restricted shares of common stock held by certain selling stockholders, including shares previously issued to Sweet and the shares being offered under this prospectus by the selling stockholders. If holders of options or warrants choose to exercise their purchase rights and sell shares of common stock in the public market, or if holders of currently restricted shares or the shares previously issued in connection with the settlement of prior litigation choose to sell such shares in the public market under Rule 144 or otherwise, the prevailing market price for the common stock may decline. Future public sales of shares of common stock may adversely affect the market price of our common stock or our future ability to raise capital by offering equity securities.

                                 Use of Proceeds

         We will not receive any proceeds from the sale by the selling stockholders named in this prospectus.

         We have agreed to pay expenses in connection with the registration of the shares being offered by the selling stockholders.

                              Selling Stockholders

         Based on information provided by the selling stockholders, the following table sets forth certain information regarding the selling stockholders:

         The table below assumes for calculating each selling stockholder's beneficial and percentage ownership that options, warrants or convertible securities that are held by such stockholder (but not held by any other person) and are exercisable within 60 days from the date this prospectus have been exercised and converted. The table also assumes the sale of all of the shares being offered.

                                                                                         Common Stock Beneficially
                                                                                          Owned After the Offering
                                             Number of Shares of
                                                 Common Stock                                          Percent of
                                              Beneficially Owned          Shares         Number        Outstanding
         Selling Security Holder            Prior to the Offering     Being Offered     of Shares        Shares
         -----------------------            ---------------------     -------------     ---------        ------
J. Kenneth Tate                                    284,000                  284,000        0               0
James D. Tate                                      284,000                  284,000        0               0
Stanley  G. Tate                                   284,000                  284,000        0               0
Barry E. Somerstein                                 55,000                   55,000        0               0
Javier J.  Holtz                                    25,000                   25,000        0               0
Abel Holtz                                          25,000                   25,000        0               0
Mark K. Somerstein                                  25,000                   25,000        0               0
Linda Tate-Best                                     15,000                   15,000        0               0
Richard Kohn                                         3,000                    3,000        0               0


All of the selling stockholders are designees of TKO and Messrs. J. Kenneth Tate, James D. Tate and Barry E. Somerstein are officers and stockholders of the parent company of TKO and Mark K. Somerstein and Linda Tate-Best are stockholders of the parent company of TKO.

                              Plan of Distribution

         We have been advised that the selling stockholders, which may include pledgees, donees, transferees or other successors-in-interest who have received shares from a selling stockholder after the date of this prospectus, may from time to time, sell all or a portion of the shares in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to these market prices or at negotiated prices.

         All costs, expenses and fees in connection with the registration of the shares offered by this prospectus shall be borne by us. Brokerage costs, if any, attributable to the sale of shares will be borne by the selling stockholders.

         The shares may be sold by the selling stockholders by one or more of the following methods:

   - block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the shares as principal to facilitate the transaction;

   - purchases by a broker or dealer as principal and resale by such broker dealer for its account pursuant to this prospectus;

   - an exchange distribution in accordance with the rules of the applicable exchange;

   - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

   -                  through put and call options relating to the shares;

   -                  negotiated transactions;

   - a combination of any such methods of sale at market prices prevailing at the time of the sale or at negotiated prices; and

   -                  any other method permitted pursuant to applicable law.

         The transactions described above may or may not involve brokers or dealers.

         A selling stockholder will not be restricted as to the price or prices at which the selling stockholder may sell his or her shares. Sales of shares by the selling stockholders may depress the market price of our common stock since the aggregate number of shares which may be sold by the selling stockholders is relatively large. Accordingly, if the selling stockholders were to sell, or attempt to sell, all of such shares at once or during a short time period, we believe such a transaction could adversely affect the market price of our common stock.

         From time to time a selling stockholder may pledge its shares under margin provisions of customer agreements with its brokers or under loans with third parties. Upon a default by the selling stockholder, the broker or such third party may offer and sell any pledged shares from time to time.

         In effecting sales, brokers and dealers engaged by a selling stockholder may arrange for other brokers or dealers to participate in the sales as agents or principals. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if the broker-dealer acts as agent for the purchaser of such shares, from the purchaser in amounts to be negotiated, which compensation as to a particular broker dealer might be in excess of customary commissions which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and to the extent the broker-dealer is unable to do so acting as agent for a selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may then resell those shares from time to time in transactions

   - in the over-the counter market or otherwise;

   - at prices and on terms prevailing at the time of sale;

   - at prices related to the then-current market price; or

   - in negotiated transactions.

         These resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above. In connection with these sales, these broker-dealers may pay to or receive from the purchasers of those shares commissions as described above. The selling stockholders may also sell the shares in open market transactions under Rule 144 under the Securities Act, rather than under this prospectus.

         The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         The selling stockholders are subject to applicable provisions of the Securities Exchange Act of 1934 and the SEC's rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling stockholders.

         In order to comply with certain states' securities laws, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

                                  Legal Matters

         Blank Rome LLP of New York, New York will pass upon the validity of the shares of common stock being offered by this prospectus.

                                     Experts

                  The financial statements and schedule of Candie's, Inc. incorporated in this prospectus by reference from Candie's, Inc.'s Annual Report on Form 10-K for the year ended January 31, 2004 have been audited by BDO Seidman, LLP, independent certified public accountants. The financial statements and schedule referred to above have been so incorporated by reference herein in reliance upon the reports of such firm given upon its authority as experts in auditing and accounting.

                       Where You Can Find More Information

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and we file reports and other information with the SEC.

         You can read reports and other information filed by us with the SEC without charge and copy such reports and information at the public reference facilities maintained by the SEC at the following address:

   - Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, 60661-2511.

         You may read and copy any of the reports, statements, or other information we file with the SEC at the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. The Nasdaq Stock Market maintains a Web site at http://www.nasdaq.com that contains reports, proxy statements and other information filed by us.

         Our common stock is listed on The Nasdaq National Market under the symbol "CAND".

                 Incorporation of Certain Documents By Reference

         We have filed with the SEC, Washington, D.C., a registration statement on Form S-3 under the Securities Act, covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in our registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed or incorporated by reference as an exhibit to the registration statement.

         The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares.

1.       Our Annual Report on Form 10-K for the fiscal year ended January 31,
         2004;

2.       Our Quarterly Report on Form 10-Q for the quarter ended April 30, 2004;

3. Our Current Report on Form 8-K for the event dated April 23, 2002 as amended by Amendment No. 1 to such Report;

4. The description of our common stock and our preferred share purchase rights contained in our registration statements on Form 8-A filed with the SEC and any amendments thereto; and

5. All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering, except the Report on Executive Compensation and the performance graph included in any Proxy Statement filed by us pursuant to Section 14 of the Exchange Act.

         You may request a copy of these filings, other than the exhibits, by writing or telephoning us at Candie's, Inc., 215 West 40th Street, New York, New York 10018, telephone number (212) 730-0030.

         We have not authorized anyone else to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell nor is it a solicitation of an offer to buy any security in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus or incorporated by reference herein is correct as of any time subsequent to its date.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (estimated except for the SEC Registration fee) are as follows:

SEC Registration Fee                                         $    338.29
Accounting Fees and Expenses                                 $  7,500.00
Legal Fees and Expenses                                      $ 10,000.00
Miscellaneous Expenses                                       $  5,161.71
Total                                                        $ 23,000.00

Item 15. Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of the State of Delaware ("GCL") provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

         Section 102(b) of the GCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its shareholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) of the GCL provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law;
(iii) liability for dividends paid or stock repurchased or redeemed in violation of the GCL; or (iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its shareholders to obtain injunctive relief, specific performance or other equitable relief against directors.

         Article Ninth of the registrant's Certificate of Incorporation and the registrant's By-laws provide that all persons who the registrant is empowered to indemnify pursuant to the provisions of Section 145 of the GCL (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the registrant to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

         Article Tenth of the registrant's Certificate of Incorporation provides that no director of the registrant shall be personally liable to the registrant or its stockholders for any monetary damages for breaches of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the GCL; or (iv) for any transaction from which the director derived an improper personal benefit.

         The registrant's employment agreements with Mr. Neil Cole, the registrant's Chief Executive Officer and Ms. Deborah Sorell Stehr, the registrant's Senior Vice President and General Counsel provide that the registrant shall indemnify each of them for the consequences of all acts and decisions made by such person while performing services for the registrant. These agreements also require the registrant to use its best efforts to obtain directors' and officers' liability insurance for such persons.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits.

         5        Opinion of Blank Rome  LLP
         23.1     Consent of BDO Seidman, LLP
         23.2     Consent of  Blank Rome  LLP (included in Exhibit 5)
         24       Power of Attorney (included on the signature page of the
                  Registration Statement)

Item 17. Undertakings

Undertaking Required by Regulation S-K, Item 512(a).

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertaking Required by Regulation S-K, Item 512(b).

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

Undertaking required by Regulation S-K, Item 512(h).

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 18th day of June 2004.

                                           CANDIE'S, INC.

                                        By:/s/ Neil Cole
                                           -------------------------------------
                                           Neil Cole
                                           President and Chief Executive Officer

         Each person whose signature appears below authorizes each of Neil Cole and Richard Danderline, or either of them acting individually, as his true and lawful attorney-in-fact, each with full power of substitution, to sign the Registration Statement on Form S-3 of Candie's, Inc., including any and all pre-effective and post-effective amendments, in the name and on behalf of each such person, individually and in each capacity stated below, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following person in the capacities and on the dates stated.

Signature                              Title                                                   Date
---------                              -----                                                   ----

/s/ Neil Cole                          Chief Executive Officer, President and                  June 18, 2004
---------------------------            Director (Principal Executive Officer)
Neil Cole

/s/ Richard Danderline
---------------------------            Executive Vice President - Finance and                  June 18, 2004
Richard Danderline                     Operations (Principal Financial and
                                       Accounting Officer)

/s/ Barry Emanuel                      Director                                                June 18, 2004
---------------------------
Barry Emanuel

/s/ Steven Mendelow                    Director                                                June 18, 2004
---------------------------
Steven Mendelow

                                       Director                                                June 18, 2004
---------------------------
Ann Iverson

/s/ Robert D'Loren                     Director                                                June 18, 2004
---------------------------
Robert D'Loren

/s/ Michael Caruso                     Director                                                June 18, 2004
---------------------------
Michael Caruso

/s/ Michael Groveman                   Director                                                June 18, 2004
---------------------------
Michael Groveman

/s/ Drew Cohen                         Director                                                June 18, 2004
---------------------------
Drew Cohen